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                                                                         Ex 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement of BAM! Entertainment, Inc. (the "Company") on Form S-3 of our report dated September 26, 2003 (which report expresses an unqualified opinion and includes an explanatory paragraph regarding the uncertainty of the Company's ability to continue as a going concern), appearing in the Annual Report on Form 10-K of the Company for the year ended June 30, 2003 and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche LLP

San Jose, California
July 6, 2004